Exhibit 10.56

TORCHMARK CORPORATION

2011 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

The name of this plan is the Torchmark Corporation 2011 Non-Employee Director Compensation Plan (the “Plan”). The purpose of the Plan is to enable Torchmark Corporation (the “Company”) and its Subsidiaries and Affiliates to attract and retain directors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such directors to participate in the long-term success and growth of the Company through an equity interest in the Company. The Plan is adopted to be effective as of January 1, 2011, and is intended to replace and supersede the Company’s existing Non-Employee Director Compensation Plan.

The Plan is adopted as a subplan of the Torchmark Corporation 2007 Long-Term Compensation Plan (the “2007 Compensation Plan”). The Company intends to submit a new equity incentive plan, which shall be referred to as the 2011 Incentive Plan, for approval by the Company’s stockholders at the Company’s 2011 annual meeting. If the 2011 Incentive Plan is approved by stockholders, the Plan will automatically become a subplan of the 2011 Incentive Plan, and all references in the Plan to the 2007 Compensation Plan shall mean the 2011 Incentive Plan.

Capitalized terms used in the Plan but not otherwise defined shall have the meanings given such terms in the 2007 Compensation Plan. In addition, the following terms shall be defined for purposes of the Plan as set forth below:

“Annual Compensation” means the total annual retainer, expressed as a dollar amount, payable by the Company to a Non-Employee Director for services as a director (excluding, if applicable any retainers or fees payable for services as the member or chairman of a committee of the Board, which shall be payable separate and apart from the provisions of this Plan) of the Company, as such amount may be changed from time to time.

“Award Notice” means a written award notice to a Non-Employee Director from the Company evidencing an award of Stock Options, Restricted Stock or Restricted Stock Units.

“Beneficiary” means any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant’s death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

“Business Day” shall mean a day on which the New York Stock Exchange or any national securities exchange or over-the-counter market on which the Stock is traded is open for business.

“Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

“Election Date” means the date by which a Non-Employee Director must submit a valid Election Form to the Plan Administrator. For each calendar year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for a newly eligible Participant shall be the 30th day following the date on which such individual becomes a Non-Employee Director.

“Election Form” means an Election Form for Annual Compensation, substantially in the form attached hereto as Exhibit A, pursuant to which a Non-Employee Director elects to receive all or a portion of his or her Annual Compensation in the form of cash, Stock Options, Restricted Stock or Restricted Stock Units, or to defer Annual Compensation under the Plan.

“Grantee” means a Non-Employee Director to whom a Stock Option, Restricted Stock, or Restricted Stock Unit has been granted.

“Interest Account” means the account established by the Company for each Non-Employee Director for Annual Compensation deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by Plan Administrator) pursuant to Section 6(f) of the Plan.

“Plan” means this 2011 Non-Employee Director Compensation Plan.

“Plan Administrator” means one or more agents to whom the Board shall have delegated administrative duties under the Plan, or the Committee if no such delegation shall have occurred.

“Restricted Stock” means shares of Stock granted to a Participant under Section 5 or 6 that are subject to certain restrictions and to risk of forfeiture.

“Restricted Stock Unit” means a right granted to a Participant under Section 6 to receive shares of Stock in the future, which right is subject to certain restrictions and to risk of forfeiture.

“Stock Option” means any option granted to a Participant to purchase shares of Stock granted pursuant to Section 6.

SECTION 2. ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Options, Restricted Stock or Restricted Stock Units, or to any settlement of any dispute between a Non-Employee Director and the Company.

All decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

SECTION 3. SOURCE OF SHARES FOR THE PLAN.

The shares of Stock that may be issued pursuant to the Plan shall be issued under the 2007 Compensation Plan, subject to all of the terms and conditions of the 2007 Compensation Plan. The terms contained in the 2007 Compensation Plan are incorporated into and made a part of this Plan with respect to Stock Options, Restricted Stock or Restricted Stock Units granted pursuant hereto, and any such Stock Options, Restricted Stock or Restricted Stock Units shall be governed by and construed in accordance with the 2007 Compensation Plan. In the event of any actual or alleged conflict between the provisions of the 2007 Compensation Plan and the provisions of this Plan, the provisions of the 2007 Compensation Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

SECTION 4. ELIGIBILITY.

All Non-Employee Directors are eligible to participate in the Plan.

SECTION 5. INITIAL GRANT OF RESTRICTED STOCK.

On the effective day of a Non-Employee Director’s first appointment to the Board (which shall be the “Restricted Stock Grant Date” for purposes of Restricted Stock granted under this Section 5), he or she shall be granted a number of whole shares of Restricted Stock equal to X divided by Y, where:

X = 50% of the Annual Retainer; and

Y = the Fair Market Value per Share on the Restricted Stock Grant Date.

Restricted Stock granted under this Section 5 shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, and shall have terms and conditions identical to Restricted Stock granted pursuant to Section 6(d).

SECTION 6. ELECTION TO RECEIVE ANNUAL COMPENSATION IN CASH, STOCK OPTIONS, RESTRICTED STOCK, RESTRICTED STOCK UNITSOR TO DEFER ANNUAL COMPENSATION.

(a)

Election Regarding Annual Compensation. With respect to 50% of his or her Annual Compensation, a Non-Employee Director may receive cash, payable in quarterly installments, or may elect (i) to receive Stock Options, Restricted Stock or Restricted Stock Units pursuant to subsections (c), (d) or (e) below, or (ii) to defer receipt of this portion of his or her Annual Compensation pursuant to subsection (f) below for a calendar year, in either case by delivering a properly completed and signed Election Form to the Plan Administrator on or before the Election Date. With respect to the remaining 50% of his or her Annual Compensation, a Non-Employee Director must elect to receive Stock Options, Restricted Stock or Restricted Stock Units pursuant to subsections (c), (d) or (e) below, by delivering a properly completed and signed Election Form to the Plan Administrator on or before the Election Date. Such election will be effective as of the first day of the calendar year beginning after the Plan Administrator receives the Non-Employee Director’s Election Form, or, in the case of a newly eligible Participant, on the first day of the calendar month beginning after the Plan Administrator receives such Non-Employee Director’s Election Form, provided that the Election Form is received within thirty (30) days following the Non-Employee Director’s date of initial eligibility to participate in the Plan.

If a Non-Employee Director fails to make a timely election under this Section 6(a), he or she will receive 50% of his or her Annual Compensation in the form of cash, payable in quarterly installments, and the remaining 50% of his or her Annual Compensation in the form of Stock Options.

(b)	Irrevocable Election. A Participant may not revoke or change his or her Election Form.

(c)	Election to Receive Stock Options. A Non-Employee Director may elect to receive 50% or 100% of his or her Annual Compensation in Stock Options in accordance with the provisions of this subsection (c). Stock Options granted under this subsection (c) shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(i)	Time of Issuance of Stock Options. If an election is made under this subsection, Stock Options will be issued to the Non-Employee Director on the first Business Day in the calendar year to which the election relates (the “Option Grant Date”).

(ii)	Number of Stock Options. The number of shares subject to a Stock Option granted pursuant to this Article 6(c) shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to receive in Stock Options; and

B = the per share value of a Stock Option on the Option Grant Date, as determined by the Committee using any recognized option valuation model selected by the Board in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Option Grant Date).

In determining the number of shares subject to a Stock Option, (A) the Board may designate the assumptions to be used in the selected option valuation model, and (B) any fraction of a Share will be rounded up to the next whole number of Shares.

(iii)	Exercise Price of Stock Options. The exercise price per share of each Stock Option shall be 100% of the Fair Market Value of the underlying Stock on the date of the grant of the Stock Option.

(iv)	Vesting and Forfeiture of Stock Options. Except as provided in Section 9, Stock Options shall vest (become exercisable) on the six-month anniversary of the Option Grant Date, provided that the Grantee is still serving as a Non-Employee Director at such time. Notwithstanding the foregoing vesting schedule, Stock Option shall become fully vested and exercisable upon Grantee’s termination of service as a Non-Employee Director due to death, Disability or Retirement. Upon a Grantee’s termination of status as a Non-Employee Director with the Company for any reason other than due to death, Disability or Retirement, any unvested Stock Options held by such Grantee shall be forfeited.

(v)	Method of Exercise. Any Stock Option granted pursuant to the Plan may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including “net” or “cashless exercise” arrangements). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Grantee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of Stock shall be issued upon exercise of a Stock Option until the exercise price has been fully paid or satisfied.

(vi)	Transferability of Stock Options. Stock Options shall not be transferable by the Grantee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable options.

(vii)	Term of Stock Options. The term of any Stock Option granted pursuant to the Plan shall be for a period of seven years, expiring on the seventh anniversary of the Option Grant Date (the “Expiration Date”). Following Grantee’s termination of status as a Non-Employee Director for any reason, vested Stock Options held by such Grantee shall be retained and may thereafter be exercised during the period ending on the Expiration Date.

(d)	Election to Receive Restricted Stock. A Non-Employee Director may elect to receive 50% or 100% of his or her Annual Compensation in Restricted Stock in accordance with the provisions of this subsection (d). Restricted Stock granted under this subsection (d) shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(i)	Time of Issuance of Restricted Stock. If an election is made under this subsection, Restricted Stock will be issued to the Non-Employee Director on the first Business Day in the calendar year to which the election relates (which shall be the “Restricted Stock Grant Date” for purposes of Restricted Stock granted under this Section 6).

(ii)	Number of Shares of Restricted Stock. The number of shares of Restricted Stock granted pursuant to this Article 6(d) shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to receive in shares of Restricted Stock; and

B = the Fair Market Value per Share on the Restricted Stock Grant Date.

In determining the number of shares of Restricted Stock, any fraction of a Share will be rounded up to the next whole number of Shares.

(iii)	Terms and Conditions of Restricted Stock. Restricted Stock shall comply with and be subject to the following terms and conditions:

(1)	Vesting. Except as provided in Section 9, Restricted Stock granted under this Section 6 shall become fully vested on the six-month anniversary of the Restricted Stock Grant Date, provided that the Grantee is still serving as a Non-Employee Director at such time. Notwithstanding the foregoing vesting schedule, Restricted Stock shall become fully vested upon Grantee’s termination of service as a Non-Employee Director due to death, Disability or Retirement.

(2)	Restrictions on Unvested Restricted Stock. Unvested Restricted Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If a Non-Employee Director’s service as a director of the Company terminates for any reason other than death, Disability or Retirement, then the Non-Employee Director shall forfeit all of his or her right, title and interest in and to any unvested Restricted Stock as of the date of such termination from the Board, and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Non-Employee Director.

(3)	Rights as a Shareholder. A Non-Employee Director shall have full voting and dividend rights with respect to the Restricted Stock. If a Non-Employee Director forfeits any shares of Restricted Stock, he or she shall no longer have any rights as a stockholder with respect to the Restricted Stock or any interest therein and the Participant shall no longer be entitled to receive dividends on such stock.

(e)	Election to Receive Restricted Stock Units. A Non-Employee Director may elect to receive 50% or 100% of his or her Annual Compensation in Restricted Stock Units in accordance with the provisions of this subsection (e). Restricted Stock Units granted under this subsection (e) shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(i)	Time of Issuance of Restricted Stock Units. If an election is made under this subsection, Restricted Stock Units will be issued to the Non-Employee Director on the first Business Day in the calendar year to which the election relates (the “Restricted Stock Unit Grant Date”).

(ii)	Number of Restricted Stock Units. The number of Restricted Stock Units granted pursuant to this Article 6(d) shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to receive in Restricted Stock Units; and

B = the Fair Market Value per Share on the Restricted Stock Unit Grant Date.

In determining the number of Restricted Stock Units, any fraction of a Share will be rounded up to the next whole number of Shares.

(iii)	Terms and Conditions of Restricted Stock Units. Restricted Stock Units will be credited to a bookkeeping account on behalf of the Non-Employee Director and shall comply with and be subject to the following terms and conditions:

(1)

Vesting and Forfeiture. Except as provided in Section 9, Restricted Stock Units shall vest and become non-forfeitable on the six-month anniversary of the Restricted Stock Unit Grant Date, provided that the Grantee is still serving as a Non-Employee Director at such time. Notwithstanding the foregoing vesting schedule, Restricted Stock Units shall become fully vested upon Grantee’s termination of service as a Non-Employee Director due to death, Disability or Retirement. If a Non-Employee Director’s service as a director of the Company terminates for any reason other than death, Disability or Retirement, then the Non-Employee Director shall forfeit all of his or her right, title and interest in and to any unvested Restricted Stock Units as of the date of such termination from the Board, and such Restricted Stock Units shall be reconveyed to the Company without further consideration or any act or action by the Non-Employee Director.

(2)	Conversion to Common Stock. Unless forfeited prior to vesting, Restricted Stock Units shall be converted to actual shares of Stock on the Non-Employee Director’s termination of service as a director of the Company for any reason. Upon conversion, stock certificates evidencing the conversion of Restricted Stock Units into shares of Stock shall be registered on the books of the Company in the Non-Employee Director’s name (or in street name to the Non-Employee Director’s brokerage account) in uncertificated (book-entry) form unless the Non-Employee Director requests a stock certificate or certificates for the Shares.

(3)	Dividend Equivalents. If any dividends or other distributions are paid with respect to the Shares while Restricted Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the outstanding Restricted Stock Units shall be converted into additional Restricted Stock Units in Non-Employee Director’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Restricted Stock Units shall be immediately vested and non-forfeitable upon grant, and shall convert to actual shares of Stock on the Non-Employee Director’s termination of service as a director of the Company for any reason.

(4)	Restrictions on Transfer. Restricted Stock Units are not assignable or transferable other than by will or the laws of descent and distribution. Restricted Stock Units may not be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an affiliate, or be subjected to any lien, obligation or liability of a Non-Employee Director to any other party other than the Company or an affiliate.

(5)	Rights as a Shareholder. A Non-Employee Director shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units. Upon conversion of the Restricted Stock Units into shares of Stock, the Non-Employee Director will obtain full voting and other rights as a shareholder of the Company.

(f)	Election to Defer Annual Compensation. A Non-Employee Director may elect to defer 50% of his or her Annual Compensation to his or her Interest Account. For bookkeeping purposes, the amount of the Annual Compensation, which the Participant elects to defer pursuant to the Plan, shall be transferred to and held in individual Interest Accounts (in annual designations) pending distribution in cash pursuant to subsection (iii) below.

(i)	Interest Accounts. Amounts in a Participant’s Interest Account will be credited with interest as of the last day of each calendar quarter (or such other day as determined by the Plan Administrator) at the rate set from time to time by the Committee to be applicable to the Interest Accounts of all Participants under the Plan. To the extent required for bookkeeping purposes, a Participant’s Interest Accounts will be segregated to reflect Deferred Compensation on a year-by-year basis. Within a reasonable time after the end of each calendar year, the Plan Administrator shall report in writing to each Participant the amount held in his or her Interest Accounts at the end of the year.

(ii)	Payment Commencement Date. Payment of the balances in a Participant’s Interest Accounts shall commence on the earliest to occur of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first Business Day of the fourth month after the Participant’s death, or (c) the Participant’s termination as a Non-Employee Director of the Company or any of its Subsidiaries or Affiliates, other than by reason of death.

(iii)	Optional Forms of Payment. Distributions from a Participant’s Interest Accounts may be paid to the Participant either in a lump sum or in a number (not to exceed ten) of approximately equal annual installments designated by the Participant on his or her Election Form. In the event of the Participant’s death during the payout period, the remaining balance shall be payable to the Participant’s Beneficiary in a lump sum on or about the first Business Day of the fourth month after the Participant’s death. If a Participant elects to receive a distribution of his or her Interest Accounts in installments, the Plan Administrator may purchase an annuity from an insurance company which annuity will pay the Participant the desired annual installments. If the Plan Administrator purchases an annuity contract, the Participant will have no further rights to receive payments from the Company or the Plan with respect to the amounts subject to the annuity. If the Plan Administrator does not purchase an annuity contract, the value of the Interest Accounts remaining unpaid shall continue to receive allocations of return as provided in subsection (f) above. If the Participant fails to designate a payment method in the Participant’s Election Form, the Participant’s Account shall be distributed in a lump sum.

(iv)	Irrevocable Elections. A Participant may elect a different payment form for each year’s Annual Compensation deferred under the Plan. The payment form elected or deemed elected on the Participant’s election form shall be irrevocable.

(v)	Acceleration of Payment. If a Participant elects an installment distribution and the aggregate value of the Participant’s Interest Accounts at the time the installments are due to commence is less than $16,500, the Plan Administrator will accelerate payment of the Participant’s benefits in a single lump sum.

(vi)	Effect of Adverse Determination. Notwithstanding the Election Form or any provision set forth herein, if the Internal Revenue Service determines that all or any portion of the amounts credited under this Plan is currently includable in the taxable income of any Participant due to a failure of the Plan to meet the requirements of Code Section 409A or the regulations thereunder, then the amounts so determined to be includable in income shall be distributed in a lump sum to such Participant as soon as practicable.

(g)	Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant in the event that a participant incurs a financial hardship as a result of an “unforeseeable emergency” (as such term is defined below). All unforeseeable emergency distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest Annual Compensation deferred under the Plan shall be deemed distributed first. For purposes hereof, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributable because of an unforeseeable emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Notwithstanding any provision in the Plan to the contrary, any payment made pursuant to this Section 6(g) shall comply with Section 409A(a)(2)(A)(vi) of the Code and the regulations (or similar guidance) promulgated thereunder (or any successor provisions).

(h)

Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

(i)	By payment to the legal representative of such minor or such person;

(ii)	By payment directly to such minor or such person;

(iii)	By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.

(i)	Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant’s current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

(j)	Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant’s Interest Accounts are to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

SECTION 7. AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the right of a Participant or a Grantee of an award of Stock Options, Restricted Stock or Restricted Stock Units heretofore granted, without the Participant’s or Grantee’s consent.

Amendments may be made without stockholder approval except as required to satisfy stock exchange listing requirements or other regulatory requirements.

The Board may amend the terms of any Stock Option, Restricted Stock or Restricted Stock Unit award theretofore granted, prospectively or retroactively; provided, however, (a) no such amendment shall impair the rights of any holder without his/her consent; (b) the original term of a Stock Option may not be extended without prior approval of the stockholders of the

Company; and (c) the exercise price of a Stock Option may not be reduced, directly or indirectly, without prior approval of the stockholders of the Company.

SECTION 8. UNFUNDED STATUS OF PLAN.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Grantee by the Company, nothing set forth herein shall give any such Participant or Grantee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 9. CHANGE IN CONTROL.

In the event of a “Change in Control,” unless otherwise determined by the Board in writing at or after grant, but prior to the occurrence of such Change in Control, any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested, and any Restricted Stock or Restricted Stock Units awarded under the Plan not previously vested shall become fully vested.

SECTION 10. GENERAL PROVISIONS.

(a)	Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in the specified cases. The adoption of the Plan shall not confer upon any director of the Company, any Subsidiary or any Affiliate, any right to continued retention as a director with the Company, a Subsidiary or an Affiliate, as the case may be.

(b)	At the time of grant or exercise, the Committee may provide in connection with any grant or exercise made under this Plan that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to the provisions of Section 9 hereof and to such other terms and conditions as the Board may specify at the time of grant.

(c)	No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(d)	In the event that any provision of the Plan or any related Award Notice is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Award Notice.

(e)	The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Non-Employee Directors and their beneficiaries.

(f)	Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

(g)	The Plan shall be construed, governed and enforced in accordance with the law of Delaware, except as such laws are preempted by applicable federal law.

SECTION 11. EFFECTIVE DATE OF PLAN.

The Plan shall be effective as of January 1, 2011.

SECTION 12. TERM OF PLAN.

No Stock Options, Restricted Stock or Restricted Stock Units shall be granted pursuant to the Plan following the termination of the 2007 Compensation Plan or the 2011 Incentive Plan, as applicable, but awards theretofore granted may extend beyond that date.